/Letterhead/





April 6, 2005

Securities and Exchange Commission
Washington, DC 20549

Re: EarthNetMedia, Inc.

Gentlemen:

We have read Item 4 "CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANTS" contained in EarthNetMedia, Inc.'s 8-K and are in agreement with the statements contained therein, as they relate to our firm.



Very truly yours,


/S/ Chisholm, Bierwolf & Nilson, LLC
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Chisholm, Bierwolf & Nilson, LLC
Bountiful, Utah